 EXHIBIT 99.1

Dot VN, Inc. Signs Vietnamese Native Language Domain Name Management Contract with VNNIC

SAN DIEGO, CALIFORNIA – February 28, 2011, Dot VN, Inc., (http://www.dotvn.com) (OTC Trading Symbol: DTVI), an Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced today that its wholly owned subsidiary, Hi-Tek Multimedia, Inc. has been designated as the Vietnam Internet Network Information Centre’s (“VNNIC”) sole partner in developing and managing Vietnam’s native language internationalized domain names (“Vietnamese IDNs”).

Through this IDN management agreement with VNNIC (the “IDN Agreement”), Dot VN has received approval to implement a new registration platform and manage the development of the Vietnamese IDNs.  Further, in connection with the IDN Agreement, Dot VN will oversee the monetization of the IDNs and creation of value added services related to the development of the Vietnamese IDNs.

“When we started working with VNNIC over ten years ago, we never imagined that the internet in Vietnam would grow as it did.  The IDNs are the next evolution in the Vietnamese Internet and we are honored by VNNIC’s trust in us.  Dot VN is fully committed to ensuring the successful launch and long term success of the Vietnamese IDNs,” said Dot VN President Lee Johnson.

Historically, Vietnam’s Internet growth has proven to be incredibly strong as evidenced by the exponential increase in the number of Internet users in Vietnam.  In 2000, there were 430,000 Internet users.  VNNIC’s most recent statistics as of December 2010 show that there over 26.7 million internet users, an increase of over 6,100 percent in just ten years.  Indeed, Vietnam’s remarkable growth has propelled it into the top 20 Countries in terms of internet usage trailing only slightly behind Canada according to a recent report by Pingdom, a U.S. based website monitoring service.  The Vietnamese IDNs are expected be available for registration by the end of April and will be open both domestically and internationally to all individuals, corporations or organizations that are interested in securing a Vietnamese native language domain name.

“We are preparing for a strong response to the new class of native language domains as it gives the over 90 million Vietnamese speakers world wide the opportunity to interact with the internet in their native tongue, It will also allow local and global advertisers the ability to interact with clients and customers in their native Vietnamese” said Dot VN’s Chief Executive Officer, Thomas M. Johnson.  “Recent IDN launches by other countries have been well received and it is my hope that we can follow the Russian IDN’s example of over 760,000 domains registered since its launch in November of 2010.”

Vietnam Internet Network Information Centre (“VNNIC”), (www.vnnic.net.vn) is an agency of the Ministry of Information and Communication (“MIC”) of Vietnam.  VNNIC was founded on April 28, 2000, and carries out the functions of managing, allocating, supervising and promoting the use of Internet domain names, addresses, autonomous system numbers in Vietnam, providing Internet-related guidance, statistics on Internet usage, and representing Vietnam at Internet related events.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and telecommunication services for Vietnam and operates and manages Vietnam’s innovative online media web property, www.INFO.VN.  The Company is the “exclusive online global domain name registrar for .VN (Vietnam).” Dot VN is the sole distributor of Micro-Modular Data CentersTM solutions and E-Link 1000EXR Wireless Gigabit Radios to Vietnam and Southeast Asia region.  Dot VN is headquartered in San Diego, California with offices in Hanoi, Danang and Ho Chi Minh City, Vietnam.  For more information, visit www.DotVN.com.

Dot VN is committed to keeping our shareholders informed of latest developments.  To receive email alerts regarding press releases and invitations to events, please sign up by accessing the following link: http://bit.ly/DotVN-registration-form.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

Dot VN, Inc.
Thomas M. Johnson, Chairman and CEO
Phone:  858-571-2007 x14
Email:  Inquiries@DotVN.com
Website:  www.DotVN.com
Register your “.vn” domains at:  www.VN